Exhibit 23.1

Mahoney Sabol & Company, LLP CERTIFIED PUBLIC ACCOUNTANTS

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated January 22, 2008 relating to the balance sheets of Pogo Jet, Inc. as of December 31, 2007, 2006 and 2005 and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 and the period from December 20, 2001 (date of inception) to December 31, 2007 in this Form S-1 Registration Statement and any amendment thereto of Pogo Jet, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    Mahoney Sabol & Company, LLP

Mahoney Sabol & Company, LLP

Glastonbury, Connecticut

February 15, 2008

95 Glastonbury Boulevard	T 860.541.2000	cpas@mahoneysabol.com
Glastonbury, CT 06033	F 860.541.2001	www.mahoneysabol.com